EXHIBIT 5

                             OPINION OF COUNSEL

                             November 17, 1994


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Old Kent Financial Corporation

      Directors' Deferred Compensation Plan

Dear Ladies and Gentlemen:

          As general counsel for Old Kent Financial Corporation, a Michigan corporation (hereinafter called the "Company"), we have examined and are familiar with the Company's Director's Deferred Compensation Plan (the "Plan"), Restated Articles of Incorporation, Bylaws, and minute books and have examined such other corporate records and documents and have made such further investigation as we have deemed necessary or advisable in order to enable us to render this opinion.

          Based upon the foregoing, we are of the opinion that the Deferred Compensation Obligations of the Company under the Plan, when incurred in the manner described in its Form S-8 Registration Statement, are and will be legally issued, fully paid and nonassessable, binding obligations of the Company. It is further our opinion that the 100,000 shares of the Company's Common Stock being registered on Form S-8 under the Securities Act of 1933, as amended, are authorized shares of the Company and such shares, when issued and delivered pursuant to the Company's Plan, will be legally issued, fully paid, and nonassessable.

          We hereby consent to the filing of this opinion and consent as an exhibit to the Registration Statement on Form S-8 covering the Deferred Compensation Obligations incurred and Common Stock to be issued pursuant to the Plan.

                                   WARNER NORCROSS & JUDD LLP


                                   By /s/ Gordon R. Lewis
                                      Gordon R. Lewis
                                      A Partner